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                                                                   EXHIBIT 10(b)


                               NBD BANCORP, INC.

                            EXECUTIVE INCENTIVE PLAN

                          (As Amended March 21, 1994)


SECTION 1 - PURPOSE

     The NBD BANCORP, INC. EXECUTIVE INCENTIVE PLAN (hereinafter called the "Plan") is a plan to provide incentive compensation to senior officers and other key employees (hereinafter together called "officers" or "senior officers") of NBD Bancorp, Inc. (hereinafter called the "Corporation") and of its affiliated corporations (hereinafter, including the Corporation, called "participating affiliates"), based upon such officers' individual contributions to the overall growth and profitability of the Corporation from year to year, for the purpose of assisting the Corporation in attracting and retaining as officers individuals of superior ability and in motivating their activities on behalf of the Corporation. For purposes of the Plan, affiliated corporations shall include only those corporations a majority of the outstanding voting capital stock of which is directly or indirectly owned or controlled by the Corporation.


SECTION 2 - EFFECTIVE DATE

     The Plan shall be effective as of January 1, 1983.


SECTION 3 - ADMINISTRATION

     The Compensation Committee of the Board of Directors of the Corporation (the "Committee"), the members of which shall be "disinterested persons" under Rule 16b-3 of the Securities and Exchange Commission (or any successor regulation issued under federal securities laws) and ineligible to participate in the Plan, shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation. The Committee may delegate the performance of administrative functions to the Secretary of the Committee.


SECTION 4 - PARTICIPATION

     Participation in the Plan shall be limited to those officers of the participating affiliates designated by the Committee from among the more senior officers of the Corporation and its participating affiliates to participate in the Plan for each fiscal year. For officers who are "covered employees" under
Section 162(m) of the Internal Revenue Code of 1986, as amended, and related regulations, the Committee shall administer this Plan in accordance with the provisions of Appendix A.


SECTION 5 - INCENTIVE COMPENSATION AWARDS

     (a) The Committee shall determine the amount of each incentive compensation award to be granted under the terms of the Plan for each fiscal year and, upon the approval by the Board of Directors of the Corporation of the individual awards, if any, for such fiscal year made to the executive officers and of the total of all awards for such fiscal year made to all other officers, the determination of the Committee as to each such award shall become final.
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     (b)   Each incentive compensation award shall be paid to a participant in the Plan entitled thereto in cash. A participant may elect to defer the payment of any part or all of the participant's incentive compensation award until a future date specified by the participant. A participant's election to defer payment of the participant's incentive compensation award shall be made in writing and delivered to the Committee in such form and manner as is approved for that purpose by the Committee. The Committee shall provide for the payment of interest on the deferred portion of a participant's incentive compensation award at such rates and at such times as it shall determine. If a participant dies while in the employ of a participating affiliate but prior to receipt of the participant's award, the award, if any, and the interest due thereon, if any, shall be paid in cash to the participant's designated beneficiary, or, in the absence of a beneficiary designation, to the participant's estate. Payment of all awards shall be made, unless otherwise elected by the participant, as soon as practicable following the close of the fiscal year for which they are granted.

     (c) No incentive compensation award shall be granted for a fiscal year to any participant in the Plan who terminates employment with a participating affiliate during such fiscal year for any reason other than death, total and permanent disability, or retirement at normal retirement age or, with the consent of the participating affiliate with which he or she is employed, at early retirement age under a retirement plan maintained by the participating affiliate. For this purpose, a participant who transfers employment between participating affiliates shall not be considered to have terminated the participant's employment.


SECTION 6 - LIMITATIONS ON INCENTIVE COMPENSATION AWARDS

     (a) In no event shall any incentive compensation award be granted hereunder with respect to any fiscal year during which the per share cash dividend paid to its shareholders by the Corporation on its common capital stock is less than the per share cash dividend so paid for the immediately preceding fiscal year.

     (b) The aggregate of all incentive compensation awards under the Plan granted to participants in the Plan with respect to any fiscal year shall not exceed an amount equal to three percent (3%) of the consolidated net income of the Corporation for such year. "Consolidated Net Income" for purposes of this subparagraph (b) for a fiscal year shall mean the consolidated net income of the Corporation (excluding for purposes of this Plan items of extraordinary gain or loss as determined by the Committee and the income tax effects thereof).

     (c) The aggregate of all incentive compensation awards under the Plan and under the Key Officer Incentive Plan with respect to any fiscal year shall not exceed an amount that would reduce the consolidated net income of the Corporation for such year to less than eight percent (8%) of the shareholders' equity of the Corporation as of the beginning of that fiscal year as reported to its shareholders in its consolidated financial statements.


SECTION 7 - GENERAL

     (a) Neither the establishment of the Plan nor any provisions of the Plan or modifications thereof shall be held or construed as giving any participant in the Plan the right to an award under the Plan or the right to be retained in the service of any participating affiliate and each participating affiliate expressly reserves its right to discharge any such participant whenever the interests of such participating affiliate may so require.

     (b) Notwithstanding any other provisions in the Plan, in the event of a Change in Control (as hereinafter defined) all awards for the fiscal year in which such Change in Control occurs shall become immediately distributable to the participants entitled thereto. Distribution of all such awards shall be made immediately prior to the date of the Change in Control. In addition, the Corporation shall reimburse a participant for legal fees and expenses incurred by such participant in successfully seeking to obtain or enforce any right to the distribution of an award provided under this Section 7(b) and in the event that it shall be determined that such participant is entitled to a distribution hereunder, such participant shall also be entitled to interest thereon payable to such participant in





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an amount equivalent to the prime rate of interest of NBD Bank, N.A. from time to time during the period from the date such award should have been distributed to the date of payment. For purposes of this Plan, a Change in Control shall occur if (i) any "person" or "group" within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becomes the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of more than thirty percent (30%) of the then outstanding voting securities of the Corporation otherwise than through a transaction or transactions arranged by or consummated with the prior approval of the Corporation's Board of Directors; or (ii) during any period of twenty-four (24) consecutive months (not including any period prior to the adoption of this Section 7(b)) Present Directors and/or New Directors cease for any reason to constitute a majority of the Board. For purposes of subsection (ii) of the preceding sentence, "Present Directors" shall mean individuals who at the beginning of such consecutive twenty-four (24) month period were members of the Corporation's Board and "New Directors" shall mean any director of the Corporation whose election by the Corporation's Board or whose nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the Corporation's Directors then still in office who were Present Directors or New Directors. Notwithstanding any other provisions of the Plan, the provisions of this Section 7(b) may not be amended after the date a Change in Control occurs without the written consent of a majority in number of participants.


SECTION 8 - AMENDMENT, SUSPENSION AND TERMINATION

     The Board of Directors of the Corporation reserves the right at any time to amend, suspend, or terminate the Plan.





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                               NBD BANCORP, INC.

                            EXECUTIVE INCENTIVE PLAN


                                   APPENDIX A

     The following provisions have been disclosed to and approved by the shareholders of the Corporation at the annual meeting held on May 16, 1994:

     The performance-based annual incentive criteria for the chief executive officer and the next four highest paid executive officers (the "class of employees" covered) are based upon the Corporation's return on equity ("ROE") for the year in relation to an ROE goal set by the Committee at the start of each year and a comparison of NBD's ROE to average ROE at peer banking institutions (the "performance measure"). Each participating officer is assigned a target award at the start of each year, as a percent of base salary, which will be payable if the ROE goal is achieved. The highest level of target award allowable under the criteria is 65% of salary. Actual awards are a function of NBD's ROE for the year in relation to its goal, adjusted by a factor for NBD's ROE in comparison to peer financial institutions. If actual ROE is below the goal, individual awards will be less than the target, down to an ROE threshold below which no awards are earned. If actual ROE is above the goal, individual awards will be more than the target, up to a maximum award of 100% of the salary stated in the Corporation's proxy statement for that year (the "maximum award"). The Committee retains the right in its discretion to reduce an officer's award if it believes that individual performance does not warrant the original award calculated in relation to ROE performance.

     DEFINITIONS. For purposes of determining awards, "Return on Equity" is calculated by dividing "Net Income" by "Stockholders' Equity" for the year. "Net Income" is defined as consolidated net income as reported in the Corporation's audited financial statements for the year, before securities transactions and before any extraordinary, unusual or non-recurring items of gain or loss that are identified and quantified separately in the audited financial statements, net of tax effect, and after any preferred dividends.
The Compensation Committee retains the right in its discretion to reduce Net Income for purposes of applying the performance-based annual incentive criteria if it believes that such Net Income produces a level of payout above the level warranted by management performance. It may not, however, increase Net Income or individual awards above the level produced by the calculations. "Stockholders' Equity" is the Corporation's common stockholders' equity on its consolidated balance sheet at the end of the preceding year.

     TERM OF CRITERIA. The term of the performance-based annual incentive criteria is five years, 1994 through 1998, unless sooner terminated or amended by the Board. Any amendment that would materially change the "class of employees" covered, the "performance measure," or the "maximum award" payable is subject to stockholder approval.





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